As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-286630

Registration No. 333-288523

Registration No. 333-288522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-286630

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-288523

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-288522

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URGENT.LY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2848640
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

44927 George Washington Blvd, Suite 265, Office 209

Ashburn, VA 20147

(Address of Principal Executive Offices, including Zip Code)

David Ferrick

Chief Executive Officer

Urgent.ly Inc.

44927 George Washington Blvd, Suite 265, Office 209

Ashburn, VA 20147

(571) 350-3600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert O’Connor, Esq.

Mark B. Baudler, Esq.
Lianna C. Whittleton, Esq.
David G. Sharon, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Andrea Makkai VP, Finance & Accounting Urgent.ly Inc. 44927 George Washington Blvd, Suite 265, Office 209 Ashburn, VA 20147 (571) 350-3600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) (i) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) of Urgent.ly Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) and (ii) are being filed to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement.

1.

Registration Statement No.  333-286630, registering the sale of up to 113,170 shares of common stock held by the selling stockholders, which was filed with the Securities and Exchange Commission (“SEC”) on April 18, 2025, and amended on May 5, 2025.

2.

Registration Statement No.  333-288523, registering the sale of up to $25,000,000 of common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and units in one or more offerings and in any combination offered by the Registrant, which was filed with the SEC on July 3, 2025.

3.	Registration Statement No. 333-288522, registering the sale of up to 112,038 shares of common stock held by the selling stockholders, which was filed with the SEC on July 3, 2025.

On March 13, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Agero, Inc., a Nevada corporation (“Parent”), and Medford Hawk, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on April 28, 2026, Purchaser was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share (other than (i) Shares held in the treasury of the Registrant immediately prior to the effective time of the Merger (the “Effective Time”), (ii) any Shares held by stockholders or owned by beneficial owners who are entitled to demand, and have properly demanded and properly exercised and perfected a demand for appraisal of such Shares in accordance with the Delaware General Corporation Law and have neither failed to perfect nor effectively withdrawn or lost such rights prior to the Effective Time, and (iii) any Shares that were owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the cash tender offer by Purchaser and were owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time), was converted into the right to receive $5.50 per Share in cash, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, State of Virginia, on April 28, 2026.

URGENT.LY INC.

By: /s/ David Ferrick
Name: David Ferrick Title: Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.